                                                                    EXHIBIT 11.1


                              PHARMACYCLICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
            COMPUTATION OF NET LOSS AND PRO FORMA NET LOSS PER SHARE
                (in thousands, except per share data, unaudited)


                                                                                Three Months
                                                                                   Ended
                                                                               September 30,

                                                                         1996                 1995
                                                                         ----                 ----
 Weighted average common shares outstanding                               8,552                  888

 Convertible preferred stock (1)                                              -                5,157

 Common stock equivalent arising from options and warrants
 issued subsequent to June 30, 1994 through October 23, 1995 (2)
                                                                              -                  314
                                                                        -------              -------
 Weighted average common and
   common equivalent shares                                               8,552
                                                                        =======

 Pro forma weighted average common and common equivalent shares
                                                                                               6,359
                                                                                             =======

 Net Loss                                                               $(2,880)             $(1,941)
                                                                        =======              =======
 Net loss per share                                                      $(0.34)
                                                                        =======

 Pro forma net loss per share                                                                 $(0.31)
                                                                                             =======





(1) Shares of convertible preferred stock issued from July 1, 1994 through the effective date of the Company's initial public offering on October 23, 1995 have been included in the calculation of net loss per share as if they were outstanding for all periods prior to the initial public offering (using the if-converted method).

(2) Stock options and warrants granted from July 1, 1994 through the effective date of the Company's initial public offering on October 23, 1995 have been included in the computation of pro forma net loss per share as if they were outstanding for all periods prior to the initial public offering (using the treasury stock method and the initial public offering price).